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                                                                    Exhibit 10.4

                         REVOLVING CREDIT LOAN AGREEMENT

         This REVOLVING CREDIT LOAN AGREEMENT dated this 23rd day of June, 2000, is among INTEGRATED CIRCUIT SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, ICST, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; and ICS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; INTEGRATED CIRCUIT SYSTEMS PTE, LTD., 1 Kallang Sector, #07-04/06, Kolam Ayer Industrial Park, Singapore 349276, and FIRST UNION NATIONAL BANK, with an address at 123 South Broad Street, Philadelphia, Pennsylvania, Pennsylvania 19109

                             ARTICLE I: DEFINITIONS

         1.01. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

         "Affiliate" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" means this Revolving Credit Loan Agreement, as amended, supplemented, or modified from time to time.

         "Applicable Margin" means applicable percentage for each Loan derived from the following formula: If the Ratio is less than or equal to 1.0 to 1.0, then the Applicable Margin is 1%; If the Ratio is greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0, then the Applicable Margin is 1.25%; If the Ratio is greater than 1.25 to 1.0, but less than or equal to 1.5 to 1.0, then the Applicable Margin is 1.5%; If the Ratio is greater than 1.5 to 1.0, then the Applicable Margin is 1.75%.

         "Bank" means First Union National Bank, and its successors and assigns.

         "Borrower" means individually and collectively Integrated Circuit Systems, Inc., ICST, Inc., ICS Technologies, Inc., and their successors and assigns.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia are authorized or required to close under the laws of the Commonwealth of Pennsylvania and, if the applicable day relates to a LIBOR Loan, an Interest Period, or notice with respect to any Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

         "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.
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         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

         "Commitment" means the Bank's obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein.

         "Debt" means (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases and synthetic leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by any Person, whether or not the obligations have been assumed.

         "Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Dollars" and the "$" mean lawful money of the United States of America.

         "Environmental Law" means any presently existing or hereafter enacted or decided federal, state or local statutory or common law relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with any Borrower would be treated as a single employer under Section 4001 of ERISA.

         "Event of Default" means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Funded Debt" shall mean, as applied to any Person, the sum of all indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank) and unreimbursed drawings under letters of credit), and any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that Person, and all guarantees.

         "GAAP" means generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountant's concur), applied both to classification of items and amounts.

         "Hazardous Materials" means any contaminants, hazardous substances, regulated substances or hazardous wastes which may be the subject of liability pursuant to any Environmental Law.

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         "Lending Office" means the principal office of the Bank at 123 South
Broad Street, Philadelphia, Pennsylvania, Pennsylvania 19109 or such other office as the Bank may specify to Borrower from time to time.

         "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to Section 2.03, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) No Interest Period for any Loan may extend beyond the Termination Date;

                  (b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

         "LIBOR" is the rate for U.S. dollar deposits with a maturity equal to the relevant corresponding number of months maturity of a selected Interest Period (i. e. , 1, 2, 3, or 6) as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

         "LIBOR Based Rate" means, for each LIBOR Loan, the LIBOR rate per annum equal to the applicable Interest Period selected by the Borrower plus the Applicable Margin.

         "LIBOR Index Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Market Index Based Rate.

         "LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Based Rate.

         "LIBOR Market Index Based Rate" means the LIBOR Market Index Rate, as the LIBOR Market Index Rate may change from day to day, plus the Applicable Margin.

         "LIBOR Market Index Rate", for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

         "Loan(s)" means the Loans as defined in Section 2.01 hereof.

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         "Loan Document(s)" means this Agreement, the Note, an Outline of Terms dated June 12, 2000, and all other documents or applications of any kind relating to the Loan.

         "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

         "Note" means the promissory note of the Borrowers executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

         "Obligations" means all indebtedness owing under the Loans, including any past, present or future advances, renewals, extensions, modifications, interest, late charges, costs and fees of any type, and any and all other indebtedness, direct or indirect, due or to become due, now existing or hereafter contracted of any nature whatsoever of Borrower to Bank.

         "Obligor(s)" means the Borrower and any other person or entity liable, either absolutely or contingently, for the payment of any indebtedness evidenced by any Loan Document as well as any person or entity granting the Bank a security interest in property to secure all or a portion of said indebtedness.

         "Option(s)" means any of the interest rate options specified in Section
2.04 (a) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

         "Plan" means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

         "Ratio" shall mean the sum of all Funded Debt divided by the sum of earnings before interest, taxes, depreciation and amortization.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Subsidiary" means a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by any Borrower.

         "Target" means the assets of any Person, or the controlling interest of any Person, which the Borrower wishes to purchase through the use of the proceeds of a Loan hereunder.

         "Termination Date" means the earlier of two years from the date hereof (or such other subsequent date as the Bank may agree to in writing in its sole discretion) or the termination of the Commitment pursuant to Section 8.02.

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         1.02. Construction of Terms. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." The neuter shall be deemed to include the masculine and the feminine, as the context may require. References in this Agreement to "determination" by the Bank include good faith estimates by the Bank (in the case of quantitative determinations) and good faith beliefs by the Bank (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

         1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                              ARTICLE II: THE LOANS

         2.01. Revolving Credit Loans. The Bank agrees on the terms and conditions hereinafter set forth, to make loans ("Loans") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate amount not to exceed at any time outstanding Thirty Million Dollars ($30,000,000.00) (the "Commitment"). Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less than Five Hundred Thousand Dollars ($500,000.00). Within the limits of the Commitment, the Borrower may reborrow, prepay pursuant to Section 2.08, and reborrow under this Section 2.01, from time to time.

         2.02. Termination or Reduction of Commitment. The Borrowers shall have the right, upon at least three (3) Business Days' notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment, provided that each partial reduction shall be in the amount of not less than One Million Dollars ($1,000,000.00). The Commitment, once reduced or terminated, may not be reinstated. If the Commitment is terminated in its entirety, all accrued commitment fees shall be due payable immediately on the Termination Date. If the Commitment is reduced in part, commitment fees shall thereafter be calculated on the unused portion of the Commitment as so reduced.

         2.03. Notice and Manner of Borrowing and Rate Conversion. The Borrower shall give the Bank irrevocable written or telephonic notice of a request (effective upon receipt) for any Loan under this Agreement not later than 11:00 a.m. local time at the office of Bank first shown above (a) on the same business day as each proposed Loan Index Loan or rate conversion to the LIBOR Market Index Based Rate and (b) at least 2 business days before each proposed LIBOR Loan or rate conversion to a LIBOR Based Rate. Each such notice shall specify
(i) the date of such Loan or rate conversion, which shall be a Business Day and, in the case of a conversion from a LIBOR Based Rate Loan, the last day of an Interest Period, (ii) the amount of each Loan or the amount to be converted,
(iii) the Interest Rate selected by Borrower, and (iv) except for the LIBOR Market Index Based Rate, the duration of any Interest Period applicable thereto, which period must correspond to one of the Interest Rate options. Notices received after 11:00 a.m. local time at the office of Bank first shown above shall be deemed received on the next Business Day.

         Each telephonic request must be promptly confirmed in writing if requested by the Bank and by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for a Loan, and the Bank shall be entitled to rely upon the authority of any designated representative of

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Borrower providing such request or instruction. Not later than 2:00 p.m.
Philadelphia time on the date of such Loan and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank. If Borrower subscribes to Bank's cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

         2.04. Interest Rate Options. At the election of Borrower, the unpaid principal balance of each Loan shall bear interest from the date such Loan is made available to the Borrower at the available LIBOR Based Rate or the LIBOR Market Index Based Rate selected by Borrower in accordance herewith (each, an "Interest Rate"). Borrower shall select the Interest Rate and for each Interest Rate except the LIBOR Market Index Based Rate, the Interest Period to which such Interest Rate will continuously apply in accordance with the terms of Section
2.03 hereof. There shall be no more than one Interest Rate for any Loan in effect at any time. No Interest Period selection is required for any LIBOR Index Loan.

         Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

         2.05. Note. All Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory Note of the Borrowers, duly completed, in the principal amount of Thirty Million Dollars ($30,000,000.00), dated the date of this Agreement, payable to the Bank and maturing as to principal on the Termination Date. The Bank is hereby authorized by the Borrower to keep computer stored records of the amount of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of the Loans, which records shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to keep such records with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.

         2.06. Repayment. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Loans made under this Agreement at a rate per annum as follows:

         (1) For a LIBOR Index Loan at a rate equal to the LIBOR Market Index Based Rate.

         (2) For a LIBOR Loan at a rate equal to the LIBOR Based Rate.

         Interest on the Loans shall be paid in immediately available funds at the Lending Office as follows:

         (1) For each LIBOR Index Loan, in arrears, on the last Business Day of each month, commencing the first such day after such Loan and at maturity for such Loan; and

         (2) For each LIBOR Loan on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period.

         All outstanding principal under the Loans and all accrued interest thereon shall be repaid on the

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Termination Date.


         2.07. Interest after Maturity. Any principal amount of any Loan not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full (before or after judgment), payable on demand, at a rate per annum equal to the Interest Rate of such Loan (as in effect on the date of Default) plus 3% ("Default Rate").

         2.08. Mandatory and Optional Prepayments. If after a reduction of the Commitment as provided in Section 2.02 or at any other time, the aggregate unpaid principal balance of the Loans exceeds the Commitment, the Borrower shall immediately prepay Loans in an amount sufficient to reduce such aggregate unpaid principal balance to an amount that is not greater than the Commitment. Such payment shall be applied by the Bank in such order as the Bank in its sole discretion shall select and within each such type of Loans the Bank shall apply such payment to repayment of Loans in such order as the Bank in its sole discretion shall select. Upon such prepayment by the Borrower, the Bank shall advise the Borrower of, and the Borrower shall immediately pay to the Bank, accrued and unpaid interest on the amount of each prepayment of each Loan accrued at the rate applicable to such Loan to the date of such prepayment. The Borrower may at its option, upon at least one (1) Business Day's notice to the Bank, in the case of LIBOR Index Loan and at least two (2) Business Days' notice to the Bank in the case of LIBOR Loans, prepay any Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial prepayment shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000.00); and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such LIBOR Loan.

         2.09. Method of Payment. The Borrower shall make each payment under this Agreement and under the Note not later than 2:00 p.m. Philadelphia time on the date when due in lawful money of the United States to the Bank at the Lending Office for the account of the applicable Lending Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge automatically from time to time against any account of the Borrower with the Bank any amount so due. Borrower further certifies that Borrower holds legitimate ownership of such account(s) and preauthorizes this periodic debit as part of its right under said ownership. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be. Except as prohibited by law, until the Obligations are paid in full, Borrower grants to Bank a security interest and continuing lien in all of Borrower's accounts with Bank or any of its Affiliates.

         2.10. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for working capital and for such other uses as may be allowed hereunder, including the acquisition of a Target. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

         2.11. Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its Commitment, then upon notice to the Borrower by the Bank the Commitment of the Bank shall terminate; or (2) maintain or fund its LIBOR

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Loans, then upon notice to the Borrower by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

         2.12. Disaster. Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that:

         (1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Based Rate or LIBOR Market Index Based Rate are not being provided herein in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on such Loan as provided in this Agreement; or

         (2) The relevant rates of interest referred to in the definition of either LIBOR Based Rate or LIBOR Market Index Based Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined, do not accurately cover the cost to the Bank of making or maintaining such type of Loans;

then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of the Bank to make Loans shall be suspended; and (b) the Borrower shall repay in full the then outstanding principal amount of each Loan together with accrued interest thereon in the case of a LIBOR Loan on the last day of the then current Interest Period applicable to such LIBOR Loan and immediately in the case of a LIBOR Index Loan.

         2.13. Funding Loss Indemnification. Borrower shall indemnify Bank against Bank's loss or expense in employing deposits as a consequence of (a) Borrower's failure to make any payment when due on a Loan bearing interest at a LIBOR-Based Rate, or (b) any payment, prepayment or conversion of any loan on a date other than the last day of the Interest Period, if applicable. The amount of such loss or expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

         2.14. Increased Cost. The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), providing said costs or reductions are the result of any change after the date of this Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requirements applying to a class of banks including the Bank of or under any United States federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans by the jurisdiction where the Lending Office is located); or (2) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank; or (3) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities).

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

         2.15. Risk-Based Capital. If the Bank shall have determined that the applicability of any law, rule, regulation or guideline or the adoption after the date hereof of any other law, rule, regulation or guidelines regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of this Agreement or the Loans made by the Bank pursuant hereto to a level below that which the Bank or the Bank's holding company, if any, could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies and the policies of the Bank's holding company, if any, with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank on demand such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         2.16. Bank's Determination Conclusive; Notice of Amounts Due.

         (1) Determinations by the Bank for purposes of Section 2.14 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs or of the amount or amounts necessary to compensate said Bank or its holding company pursuant to Sections 2.13, 2.14, and 2.15 shall be conclusive absent manifest error.

         (2) The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to
Section 2.13, 2.14 or 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount or amounts then payable pursuant to such Sections. The Borrower shall pay the Bank the amount shown as due on such notice within 10 days after its receipt of the same.

         (3) Failure on the part of a Bank to demand compensation for Additional Costs or for reduction in return on capital with respect to any period pursuant to Section 2.14 or Section 2.15 shall not constitute a waiver of the Bank's right to demand compensation with respect to such period or any other period.

         2.17. No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes or assessments imposed by any governmental authority, or by any departmental agency or other political subdivision or taxing authority.

         2.18. Availability Fee. The Borrower agrees to pay to the Bank an availability fee on the average daily unused portion of the Commitment from the date of this Agreement until the Termination Date at the rate of .25% per annum, based on a year of 360 days, payable in arrears, during the term of the Commitment, commencing on September 29, 2000, and continuing on the same day of each quarterly anniversary thereafter, with a final payment due and payable on the date that all principal and accrued interest is paid in full.

         2.19. Commitment Fee. The Borrower agrees to pay to the Bank a nonrefundable commitment fee in the amount of $15,000.00, which shall be deemed earned upon the execution hereof.

         2.20. Late Charge. If any payment is not made in full within ten (10) calendar days after the date when due, Borrower shall, to the extent permitted by law, pay immediately to Bank a single late charge equal to five percent (5%) of the entire payment amount due on such due date. This provision shall not be construed to change the due date of any payment to be made hereunder. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

                        ARTICLE III: CONDITIONS PRECEDENT

         3.01. Condition Precedent to First Revolving Credit Loan. The obligation of the Bank to make the first Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

         (1)   The Note duly executed by the Borrower.

         (2) A certificate (dated the date of this Agreement) of the Secretary of each Borrower (a) setting forth and certifying as true and correct all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement and (b) certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

         (3) A copy of the Articles of Incorporation and the By-laws of each Borrower certified as true and correct by its Secretary.

         (4) A Certificate of Good Standing for each Borrower from all jurisdictions in which such Borrower is required to qualify to conduct business.

         (5) A Solvency Certificate executed by the President or Chief Financial Officer of each Borrower.

         (6) An Opinion executed by counsel to each Borrower reasonably satisfactory to the Bank

         (7) The payment of all legal and other costs incurred by the Bank in connection with the Loan and the transactions contemplated thereby.

         (8) Such other and further documents as may be required reasonably by the Bank in order to consummate the transactions contemplated hereunder.

         3.02. Conditions Precedent to All Revolving Credit Loans. The obligation of the Bank to make each Loan (including the first Loan) shall be subject to the further conditions precedent that on the date of such Loan:

         (1) The following statements shall be true and the Bank shall have received, if requested by the Bank, a certificate signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that

               (a) The representations and warranties contained in Article IV of this Agreement are correct on and as of the date of such Loan as though made on and as of such date; and

               (b) No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Borrower to the Bank prior to the date of the last previous Loan hereunder (or in the case of the initial Loan, prior to the date of execution and delivery of this Agreement) shall be pending or known to be threatened against the Borrower, and no material development not so disclosed shall have occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which in the reasonable opinion of the Bank is likely to materially adversely affect the financial condition or business of the Borrower or impair the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.

               (c) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

         (2) The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

         3.03. Conditions Precedent to All Acquisition Loans. The obligation of the Bank to make each Loan (including the first Loan) which shall have for its purpose the acquisition of a Target shall be subject to the further conditions precedent:

         (1) The Borrower shall have provided the Bank with written notice regarding the Borrower's intent to acquire, by asset or stock purchase, a Target.

         (2) The Borrower must provide the Bank with such information as may be reasonably requested by the Bank concerning the proposed acquisition, which may include, but is not necessarily limited to, an appraisal by an appraiser(s) (M.A.I. or otherwise qualified) acceptable to the Bank of the valuation of the Target's business and property; proforma financial projections for each Target to be acquired; a certificate from an authorized officer or partner of the Borrower and/or the Target stating that the proposed Loan would not result in the occurrence of a Default or an Event of Default; three (3) years' financial statements from the Target; solvency certificates from a source acceptable to the Bank stating that the proposed Loan would not render the Borrower or any Target insolvent; environmental studies involving any property to be purchased; and satisfactory opinions of counsel. It is understood that the failure of the Bank to demand a certain type of information in regard to a proposed acquisition will not constitute a waiver by the Bank of its right to demand that type of information in the future. All costs of any necessary appraisals or studies relating to a proposed Target shall be borne by the Borrower.

         (3) The Commitment shall have a minimum availability of $5,000,000.00 after the occurrence of the anticipated acquisition.

         (4) It is understood and agreed that any non-public information provided to the Bank by Borrower concerning a prospective Target will be subject to any applicable law regarding confidentiality

                   ARTICLE IV: REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Bank that:

         4.01. Incorporation, Good Standing, Due Qualification, Corporate Power and Authority. Each Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required; and has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged.

         4.02. Due Authorization; No Consents or Contravention. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the shareholders of the Borrower; (2) contravene such corporation's charter or bylaws; and, with respect to the Borrower, will not (3) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (4) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;
(5) cause or result in or require the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower except as contemplated by this Agreement; or (6) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

         4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

         4.04. Financial Statements; Accuracy of Information.

         (1) The most recent financial statements consolidated as to the Borrower and any Subsidiary delivered to the Bank are true and correct and represent fairly their financial position as of the date thereof and the results of their operations or affairs for the period indicated, and show all known liabilities, direct or contingent, of Borrower and any Subsidiary as of the date thereof, all in accordance with GAAP consistently applied. Since the date of such financial statements, there has been no material adverse change in condition, financial or otherwise, of Borrower or any Subsidiary or in their business and properties and since such date, Borrower and any Subsidiary have not incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise, except as otherwise reported to the Bank in writing. No information, exhibit, or report furnished by the Borrower or any Subsidiary to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. All projections delivered by the Borrower and any Subsidiary to the Bank were made on a reasonable basis and in good faith. Except as disclosed to the Bank in writing by the Borrower, neither the Borrower nor any Subsidiary has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

         (2) All information, financial statements, exhibits, and reports furnished by the Borrower and any Subsidiary to the Bank in connection with this Agreement, the other Loan Documents and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by the Borrower or any Subsidiary to the Bank will be true and correct in every material respect on the date furnished to the Bank, and no such information, financial statements, exhibit or report contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

         4.05. Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

         4.06. Other Agreements. Neither any Borrower or any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Subsidiary, or the ability of the Borrower to carry out its obligations under any of the Loan Documents to which it is a party. Neither any Borrower or any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

         4.07. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or any Subsidiary before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party.

         4.08. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

         4.09. Ownership and Liens. Each Borrower and its Subsidiaries has title to, or valid leasehold interests, in all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

         4.10. Subsidiaries and Ownership of Stock. Set forth in Exhibit A hereto is a complete and accurate list of the Subsidiaries of each of the Borrowers, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and the shares owned by the Borrower are free and clear of all Liens.

         4.11. ERISA. Each Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

         4.12. Operation of Business. Each Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and each Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

         4.13. Taxes. Each Borrower and each of its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except the filing of tax returns or the payment of taxes, if any, being contested by the Borrower as permitted pursuant to Section 5.06.

         4.14. Debt. Each Borrower is not indebted under any credit agreement, indenture, purchase agreement, guaranty, Capital Lease, or other investment, agreement, or arrangement except as disclosed in the Borrower's financial statements referred to in Section 4.04.

         4.15. Environmental Matters. To the best of their knowledge, after due inquiry, the Borrower and each Subsidiary have duly compiled with, and their businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of all Environmental Laws. The Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to all Hazardous Materials. Neither the Borrower nor any Subsidiary has received notice of, or knows of, or suspects facts which might constitute any violations of any Environmental Law There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to any violation of any Environmental Law affecting the Borrower or any Subsidiary or any of their businesses, operations, assets, equipment, property, leaseholds, or other facilities. Neither the Borrower nor its Subsidiaries have any indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to any violation of any Environmental Law. Any subsequent failure by the Borrower or any Subsidiary to comply with any applicable Environmental Laws, rules and regulations will constitute an Event of Default hereunder.

                        ARTICLE V: AFFIRMATIVE COVENANTS

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower, except as otherwise agreed by the Bank in writing, shall (and shall cause any Subsidiary it may create or acquire to):

         5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

         5.02. Maintenance of Records. Keep accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and any Subsidiary.

         5.03. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         5.04. Conduct of Business; Permits and Approvals; Compliance with Laws. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business; and comply in all respects with all applicable laws, rules, regulations, and orders.

         5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similar situated, which insurance may provide for reasonable deductibility from coverage thereof.

         5.06. Payment of Debt. Promptly pay and discharge (1) all of its Debt in accordance with the terms thereof; (2) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (3) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies the Bank of its intention to do so, the Borrower shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Default and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

         5.07. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants.

         5.08. Reporting Requirements. Furnish to the Bank:

         (1) Reports and Proxies. Promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower and its Subsidiaries to stockholders, and all regular or periodic reports required to be filed by Borrower and its Subsidiaries with any governmental agency or authority and all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning developments with respect to the Borrower and its Subsidiaries. Not in limitation of the foregoing, all quarterly 10Q reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 60 days after the end of each fiscal quarter of the Borrower and all annual 10K reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 90 days after the end of each fiscal year of the Borrower.

         2) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating unaudited management-prepared balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a consolidated and consolidating statement of cash flow of the

Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail with supporting schedules and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower.

         (3) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated and consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and a consolidated and consolidating statement of cash flow of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail with supporting information and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied. Said consolidated and consolidating statements shall be accompanied by an opinion thereon acceptable to the Bank on a audit basis by an independent certified public accountant selected by the Borrower and acceptable to the Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other Person. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

         (4) Annual Projections. As soon as available but in any event within 90 days after the end of each fiscal year of the Borrower, updated projections for the upcoming fiscal year prepared and delivered to the Bank by the chief financial officer of the Borrower, which projections shall be prepared in good faith and on a reasonable basis.

         (5) Affidavit of No Default and Compliance. Simultaneously with the delivery of the Financial Statements referred to above, an affidavit of the chief financial officer of the Borrower (a) stating that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Article VII.

         (6) Management Letter. Promptly upon receipt thereof, copies of any reports submitted to Borrower or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of Borrower or any Subsidiaries made by such accountants.

         (7) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower, which, if determined adversely to the Borrower, could have material adverse effect on the financial condition, properties, or operations of the Borrower or any Subsidiary.

         (8) Notice of Defaults and Events of Default. Immediately upon the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

         (9) ERISA Reports. As soon as possible and in any event within five (5) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

         (10) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         5.09. Future Condition. Notify the Bank, in writing, immediately of (i) the institution of any litigation; (ii) the commencement of any administrative proceedings; or (iii) the happening of any event which would materially adversely affect the business operations or financial condition of the Borrower or any Subsidiary.

         5.10. Further Assurances. Do such further acts and things and execute and deliver to the Bank such additional assignments, agreements, powers and instruments, as the Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Bank its rights, powers and remedies hereunder.

         5.11. Compliance with Laws. Comply with all applicable laws (including but not limited to ERISA, the Code, and any applicable tax law, product safety law, occupational safety or health law, or Environmental Law) in all respects, provided that the Borrower or any Subsidiary shall not be deemed to be in violation of this Section as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially affect the business, operations or financial condition of the Borrower or any Subsidiary or the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or the Note.

         5.13. Environmental Indemnification. Indemnify, reimburse, defend and hold harmless the Bank and its directors, officers, agents and employees ("Indemnified Parties") for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney's fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly, arising out of any violation of any Environmental Law by the Borrower, any Obligor, or any Subsidiary or out of the use, generation, storage, transportation, release or disposal of Hazardous Materials by the Borrower, any Obligor, or any Subsidiary, including, without limitation, the cost of any required or necessary abatement, repair, clean-up or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following transfer to the Bank of title to or operation of secured property. This indemnification shall survive the full repayment of the Loans.

         5.14. Reimbursement for Expenses. Pay or reimburse Bank upon demand and save Bank harmless against liability for the payment of all reasonable out-of-pocket expenses, whether incurred before or after the entry by the Bank of a judgment against any Borrower hereunder, including without limitation legal fees and costs, appraisal fees, audit fees, title search fees, environmental audit fees (relating in any way to any secured property), and any broker fees, incurred by the Bank (i) arising in connection with the development, preparation, execution and performance of this Agreement, any other Loan Document, and all related transactions, (ii) relating to any requested amendments, waivers, or consents pursuant to the provisions hereof, (iii) arising out of or in connection with any action of whatever nature whatsoever (including without limitation all negotiations or any other action of any kind arising in or related to any insolvency, bankruptcy, or reorganization involving or affecting Borrower) taken to protect, enforce, determine or assert any right or remedy under this Agreement or any Loan Document or in any collateral securing any indebtedness evidenced by any Loan Document, or (iv) resulting from or arising out of or in connection with the administration of this Loan or the breach of any representation or warranty of Borrower made herein or in any other Loan Document. If the Bank pays any such expenses described above, whether before or after the entry of any judgment hereunder or otherwise, then the Borrower shall reimburse the Bank therefore upon written demand, and such Expenses shall bear interest at the highest rate per annum then payable on the Obligations from the date(s) of such demand and both the amount of such expenses and such interest shall constitute part of the Obligations evidenced hereby.

                         ARTICLE VI: NEGATIVE COVENANTS

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower shall not:

         6.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

         (1) Liens in favor of the Bank;

         (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves are maintained and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

         (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced with respect thereto;

         (4) Liens under workmen's compensation, unemployment insurance, Social Security, or similar legislation;

         (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

         (6) Liens existing on the date hereof and referred to in the Financial Statements referred to herein securing obligations in the amounts and owing to the creditors as disclosed to the Bank in writing, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part;

         (7) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings promptly initiated and diligently conducted;

         (8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any

Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

         (9) Liens securing obligations of a Subsidiary to the Borrower or another Subsidiary; and

         (10) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

              (a) Any property subject to any of the foregoing is acquired by the Borrower or any Subsidiary in the respective business and the Lien on any such property is created contemporaneously with such acquisition;

              (b) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) of the cost as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

              (c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

              (d) The Debt secured by all such Liens shall not exceed Five Million Dollars ($5,000,000.00) at any time outstanding in the aggregate; and

              (e) The obligation secured by such Lien is permitted by the provisions of Section 6.02 and the related expenditure is not in violation of any financial covenant of the Borrower to the Bank.

         6.02. Debt. If such action would cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action, create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

         (1)  Debt of the Borrower under this Agreement or the Note;

         (2) Debt existing on the date hereof and disclosed in the Borrower's financial statements referred to in Section 4.04 or otherwise disclosed to the Bank in writing prior to the date hereof, but no renewals, extensions, or refinancings thereof;

         (3) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower's obligations under this Agreement and the Note;

         (4) Debt of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or another Subsidiary;

         (5) Accounts payable to trade creditors for goods or services which are not aged more than 90 days from billing date and current operating liabilities (other than for borrowed money) which are not more than 90 days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

         (6)  Debt of the Borrower secured by purchase-money Liens permitted by
Section 6.01(10).

         6.03. Mergers. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld, merge or consolidate with, or sell, assign, lease, or otherwise dispose of

(whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

         6.04. Leases. If such action would cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action, create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (1) Capital Leases permitted by Section 6.01; (2) leases existing on the date of this Agreement and any extensions or renewals thereof;
(3) leases other than Capital Leases; and (4) leases between the Borrower and any Subsidiary or between any Subsidiaries.

         6.05. Sale and Leaseback. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld, sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         6.06. Dividends. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld, and if such action would cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of the Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that (1) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower and (2) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds from a substantially concurrent issue of new shares of its capital stock.

         6.07. Sale of Assets. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld, sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) for inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) that any Subsidiary may sell, lease, assign or otherwise transfer its assets to the Borrower.

         6.08. Investments. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld, make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Services, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); and
(4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower.

         6.09. Guaranties. If such action would cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         6.10. Transaction With Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         6.11. Stock of Subsidiary. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except in connection with a transaction permitted under Section 6.03, or permit any Subsidiary to issue any additional shares of its capital stock, except director's qualifying shares.

         6.12. Hazardous Materials. Use, generate, treat, store, dispose of or otherwise introduce, or permit any Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit any Subsidiary to, cause, suffer allow or permit anyone else to do so, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce any Environmental Law.

         6.13. Negative Pledge. Grant a negative pledge concerning any of the Borrower's assets to any Person (other than the Bank) during the term of this Agreement.

                        ARTICLE VII: FINANCIAL COVENANTS

         Borrower agrees to the following provisions from the date hereof until final payment in full of the Loans, unless Bank shall otherwise consent in writing, and all financial covenants shall be calculated on a consolidated basis, using the financial information for the Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable:

         7.01. Funded Debt to EBITDA Ratio. Borrower shall maintain a Funded Debt to EBITDA Ratio of not more than 2.00 to 1.00. "Funded Debt to EBITDA Ratio" shall mean the sum of all Funded Debt divided by the sum of earnings before interest, taxes, depreciation and amortization.

         7.02. Fixed Charge Coverage Ratio. Borrower shall at all times maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00. "Fixed Charge Coverage Ratio" shall mean the sum of net profit plus interest expense, taxes, depreciation and amortization divided by the sum of interest expense, the current maturities of long term debt, capital expenditures, dividends and taxes paid in cash.

         7.03 Tangible Net Worth. Borrower shall at all times maintain a Tangible Net Worth of not less than an amount equal to 95% of the Borrower's Tangible Net Worth as of May 23, 2000, plus an amount equal to 100% of all proceeds from any capital contribution or equity issuance by the Borrower after such date. "Tangible Net Worth" shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include debt fully subordinated to Bank on terms and conditions acceptable to Bank.

         The above financial covenants must be maintained at all times. Without limiting the foregoing, all financial covenants shall be tested quarterly by the Bank on a rolling four quarters basis.

                         ARTICLE VIII: EVENTS OF DEFAULT

         8.01. Events of Default. The occurrence of any one or more of the following events shall constitute a Default hereunder:

         (1) The failure of any Obligor to pay any Obligation when due, whether upon demand or otherwise, or to observe or perform any other existing or future agreement or obligation of any nature whatsoever with the Bank

         (2) If any representation, signature, warranty, certificate, opinion, financial statement or other information made or deemed made by any Obligor to the Bank at any time shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

         (3) If any Obligor shall terminate or disclaim, or attempt to terminate or disclaim, such Obligor's liability for all or a portion of any of the Obligations.

         (4) If any Obligor shall in any material respect fail to comply with any statute, rule, regulation, ordinance, order, law or judicial decree regarding said Obligor or any of his, her, or its property or assets.

         (5) The filing of bankruptcy, receivership, or insolvency proceedings of any kind by or against any Obligor or the making by any Obligor of an assignment for the benefit of creditors.

         (6) If any Obligor shall become insolvent or unable to pay debts as they mature.

         (7) The entry of a judgment or the entry of any lien against any Obligor or the property of any Obligor which is likely to materially adversely affect the financial condition or business of any Obligor or impair the ability of any Obligor to perform its obligations under the Loan Documents to which it is a party (without limiting the foregoing, the entry of judgments or liens, which exceed five million dollars ($5,000,000) in the aggregate, will be considered material) or the issuance of any execution, levy, attachment or garnishment proceeding against any property in which any Obligor has an interest.

         (8) The dissolution, merger, consolidation, reorganization or change of control of any Obligor which is a corporation or partnership, without the prior written consent of the Bank.

         (9) If any attachment, levy, garnishment or similar legal process is served upon the Bank as a result of any claim against any Obligor or against property of any Obligor.

         (10) If any Obligor shall fail to remit promptly when due to the appropriate governmental agency or authorized depository any amount due, including but not limited to any amount collected or withheld from any employee of any Obligor for payroll taxes, social security payments or similar payroll deduction, unless such payment is being contested in good faith, by appropriate proceedings diligently pursued, and Obligor shall have set aside on its books adequate reserves with respect thereto, and so long as no foreclosure or other such proceeding shall have commenced against Obligor.

         (11) If any Obligor shall fail to pay any indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument with any Person, which failure to pay or perform is likely to materially adversely affect the financial condition or business of the Obligor or impair the ability of the Obligor to perform its obligations under the Loan Documents to which it is a party.

         (12) Any change in the financial condition or business operation of any Obligor which causes the Bank reasonably to believe that the performance of any of the Obligations is impaired or doubtful.

         The Borrower agrees that the election by Bank of any right or remedy provided to it upon the occurrence of any Default shall be conclusively presumed to be done in good faith by Bank notwithstanding any prior course of dealing or otherwise, including without limitation the acceptance by Bank of any partial payments on any Obligation.

         8.02. Remedies of Bank. Upon the maturity of the Loans (whether by the occurrence of a Default hereunder or otherwise), all Obligations shall be immediately due and payable in full at the option of the Bank without any notice or demand to Borrower whatsoever, and the Bank may immediately and without demand or notice to any Obligor terminate its Commitment hereunder, charge and accrue interest at the Default Rate of interest provided for in this Agreement, and exercise its rights of set-off and any other rights or remedies granted herein, or under applicable law, or it may otherwise have under any Loan Document, at law or in equity against any Obligor or against any of their property, all of which rights and remedies shall be cumulative. The Borrower expressly waives any presentment, demand, protest or further notice of any kind. The acceptance by the Bank of any partial payments on the Obligations made by the Borrower after the occurrence of a Default hereunder shall not be deemed a waiver by the Bank of said Default unless expressly agreed in writing by the Bank.

                            ARTICLE IX: MISCELLANEOUS

         9.01. Amendments. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         9.02. Notices. All notices or other communications given to or made upon any party hereto in connection with this Agreement or any Loan Document shall, except as herein or therein otherwise expressly provided, be in writing and sent by (i) first-class mail, postage prepaid, (ii) overnight courier, or
(iii) facsimile transmission, or (iv) hand delivery, addressed to (1) the Bank at its Lending Office, facsimile number (215) 786-5199 with a copy to Gilbert J. Golding, Esquire, Curtin & Heefner, LLP, 250 N. Pennsylvania Avenue, P. O. Box 217, Morrisville, Pennsylvania 19067, facsimile number (215) 736-3647, or (2) to the Borrower c/o Integrated Circuit Systems, Inc. at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, facsimile number (610) 630-5399, with a copy to Carl M. Durham, Jr., Esq., Integrated Circuit Systems, Inc., at 525 Race Street, San Jose, CA 95126, facsimile number (408) 271-2551, or at such other address as shall be designated in the latest written notice signed by a representative of the Bank or the Borrower and delivered in accordance with the provisions of this Paragraph 9.02. All such properly given notices or other communications shall be effective when received.

         9.03. Assignment and Participation. This Agreement may not be assigned by the Borrower. This Agreement, or all or any portion of the indebtedness evidenced hereby, may be assigned, or participations therein sold, by the Bank in whole or in part. The Borrower hereby authorizes the Bank to disclose (or ratifies any disclosures by the Bank) of any and all information regarding the Borrower that the Bank may from time to time possess to any financial institution and to any accountants, appraisers, or other third parties acting on behalf of such institution, to which Bank seeks to sell, or has sold, a participation interest in the financial accommodations made or to be made by the Bank to the Borrower hereunder. The foregoing is not to be understood as a limitation upon any other right or duty the Bank may have to make any disclosure to anyone.

         9.04. Prior Understandings. This Agreement and the Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein or therein.

         9.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         9.06. No Waiver of Remedies. No delay or failure of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement, the Note or any other Loan Document or any such waiver of any provision or condition hereof or thereof must be in writing and shall be effective only to the extent in such writing specifically set forth. The Borrower acknowledges that with respect to this Agreement and its terms it is neither authorized nor entitled to rely on any representations, modifications or assurances in any form or as to any subject from any officer of the Bank unless and until such representation, modification or assurance is set forth in writing and signed by such officer of the Bank.

         9.07. Taxes. The Borrower agrees to pay or cause to be paid any and all stamp, document, transfer or recording taxes, and similar impositions payable or hereafter determined to be payable in connection with the Loan Documents, and agrees to save the Bank harmless from and against any and all present or future claims or liabilities with respect to, or resulting from, any delay in paying or omission to pay, any such taxes or similar impositions.

         9.08. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand for payment under this Agreement or the Note or such other Loan Document and although such Obligations may be otherwise unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 9.08 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

         9.09. Governing Law. This Agreement and all of the Loan Documents shall in all respects be governed by the laws of the Commonwealth of Pennsylvania and construed as if drafted equally by all parties hereto. Time of performance hereunder is of the essence of this Agreement.

         9.10. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.11 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Note and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.

         9.12. Reinstatement of Liability. If any claim is ever made upon the Bank for the repayment or return of any money or property received by the Bank from any Obligor in payment of any Obligation, and the Bank repays or returns all or part of said money or property by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property or (ii) any settlement or compromise of any such claim accomplished by Bank with such claimant, then in such event the Borrower agrees that any such judgment, decree, settlement or compromise shall be binding upon Borrower, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any liability to the Bank, and the Borrower shall be and shall remain liable to the Bank hereunder for the amount so repaid or the value of the property returned to the same extent as if such had never originally been received by the Bank. The Borrower agrees that the Bank shall have no duty or affirmative obligation to defend against such claim and may object to or pay such claim in its sole discretion without impairing or relinquishing the obligations of the Borrower hereunder. This provision shall survive the termination of this Agreement.

         9.13. Form of Power of Attorney. Each Borrower specifically waives any right to any form of notice or to any acknowledgment by agent which might be applicable pursuant to the Pennsylvania Probate, Estates and Fiduciaries Code ("Probate Code"), as amended, to any power of attorney, or any warrant of attorney to confess judgment, granted herein and hereby directs that any power of attorney, or any warrant of attorney to confess judgment, granted herein not be construed in accordance with the terms of the Probate Code.

         9.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

         9.15. Joint and Several Liability. This Agreement shall constitute the joint and several obligations of each Borrower, and each Borrower shall be deemed to have made the representations and warranties herein set forth.

         9.16. Venue and Exclusive Jurisdiction. The Borrower irrevocably consents to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any legal proceeding involving, directly or indirectly, any matter arising out of or related to this Agreement, the Note, any other Loan Document or any relationship evidenced hereby or thereby, including but not limited to collection and enforcement. The Borrower hereby waives any objection based upon lack of personal jurisdiction or improper venue. The Borrower hereby waives personal service of the summons, complaint and any other process issued in any such action or suit and agrees that service of such summons, complaint, and any other process may be made by registered or certified mail, postage prepaid, addressed to the Borrower at the address set forth above and that service so made shall be deemed completed upon the providing of notice in accordance with
Section 9.02 above. Nothing in this Agreement shall be deemed or operate to affect the rights of the Bank to serve legal process or to bring any action permitted by law against any Obligor or involving any Collateral in the appropriate court of any other appropriate jurisdiction or forum

         9.17. Waiver of Jury Trial and Certain Damages. The Borrower irrevocably waives, and the Bank by its acceptance hereof thereby waives, any right or claim to a trial by jury in any legal proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract, or otherwise) in any way arising out of or related to this Agreement or any Loan Document. The

Borrower further waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. This provision is a material inducement for the Bank to enter the loan relationship evidenced hereby.

         IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective officers thereunto duly authorized, UNDER SEAL, as of the date first above written.

"BANK"                                                            "BORROWER"

FIRST UNION NATIONAL BANK                                     INTEGRATED CIRCUIT SYSTEMS, INC.

By:  /s/ Michael J. Ziegler                                   By:         /s/ Justine Lien
   --------------------------------------------------            ----------------------------------------------------------
         Michael J. Ziegler, Senior Vice President                            Justine Lien, Chief Financial Officer

         [SEAL]                                           Attest:         /s/ Justine Lien
                                                                 ----------------------------------------------------------
                                                                              Justine Lien, Secretary

ICST, INC.                                                    ICS TECHNOLOGIES, INC.

By:  /s/ Justine Lien                                         By:         /s/ Justine Lien
   --------------------------------------------------            ----------------------------------------------------------
         Justine Lien, Chief Financial Officer                                Justine Lien, Chief Financial Officer

Attest: /s/ Justine Lien                                  Attest:         /s/ Justine Lien
       ----------------------------------------------            ----------------------------------------------------------
            Justine Lien, Secretary                                           Justine Lien, Secretary

         [SEAL]                                                               [SEAL]

                                    EXHIBIT A

1. INTEGRATED CIRCUIT SYSTEMS, INC., a public corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403.
2. ICST, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, and wholly owned by Integrated Circuit Systems, Inc.
3. ICS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, and wholly owned by Integrated Circuit Systems, Inc.
4. INTEGRATED CIRCUIT SYSTEMS PTE, LTD., a corporation organized and existing under the laws of the Singapore, with its chief executive office at 1 Kallang Sector, #07-04/06, Kolam Ayer Industrial Park, Singapore 349276, and wholly owned by Integrated Circuit Systems, Inc.

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